Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 9, 2020, with respect to the consolidated financial statements of Digital Media Solutions Holdings, LLC, included in the Registration Statement (Form S-1) and related Prospectus of Digital Media Solutions, Inc. for the registration of its common stock and issuance of warrants.

/s/ Ernst & Young LLP

Tampa, Florida

July 31, 2020